Exhibit 99.1

For Immediate Release
Tuesday, July 31, 2007
Press Release

FNB CORPORATION REPORTS SECOND QUARTER 2007 RESULTS

CHRISTIANSBURG, Virginia – William P. Heath, Jr., President and Chief Executive Officer of FNB Corporation (NASDAQ: FNBP), reported net income of $4.5 million for the quarter ended June 30, 2007, up $112 thousand or 2.6% from $4.4 million for the quarter ended June 30, 2006. Basic and diluted earnings for the quarter were $0.61 and $0.60 per share, respectively, up from $0.60 and $0.59 per share, respectively, for the quarter ended June 30, 2006.

Return on average shareholders’ equity decreased to 10.11% for the three months ended June 30, 2007, from 10.65% for the three months ended June 30, 2006. Return on average tangible shareholders’ equity, a non-GAAP financial measure1 that adjusts the return and average shareholders’ equity for the impact of core deposit intangibles and goodwill, decreased to 14.20% for the three months ended June 30, 2007, from 15.65% for the three months ended June 30, 2006.

“The second quarter results for 2007 showed our continued commitment to maintaining asset quality as we weather the current economy,” stated Heath. “Growing our loan portfolio continues to be a challenge as we face headwinds from the economy as well as overcoming the short-term impact of strategic decisions to avoid exposure in certain lending activities.  However, we remain encouraged by improving loan demand in consumer and commercial products, asset quality metrics, and our current level of nonperforming assets.”

Net income for the six months ended June 30, 2007 was $8.5 million, down $535 thousand or 5.9% from the income reported for the same period in 2006.  Basic and diluted earnings for the six months ended June 30, 2007 were $1.16 and $1.14 per share, respectively, down from $1.24 and $1.22 per share, respectively, for the six months ended June 30, 2006.

Return on average shareholders’ equity decreased to 9.73% for the six months ended June 30, 2007, from 11.11% for the six months ended June 30, 2006. Return on average tangible shareholders’ equity, a non-GAAP financial measure1 that adjusts the return and average shareholders’ equity for the impact of core deposit intangibles and goodwill, decreased to 13.74% for the six months ended June 30, 2007, from 16.40% for the six months ended June 30, 2006.

Details of FNB Corporation’s financial performance for the quarter and six months ended June 30, 2007 follow:

•	Net Interest Income
For the three months ended June 30, 2007, net interest income increased $233 thousand or 1.7% to $13.7 million as compared to the three months ended June 30, 2006. Higher funding charges on deposit balances partially offset the increased yield on our loan portfolio resulting in a marginal increase in net interest income as slight margin compression continued.  The net interest margin on a fully tax equivalent basis for the quarter was 3.88%, a 5 basis point compression on a linked quarter basis.

For the six months ended June 30, 2007, net interest income increased $314 thousand or 1.2% as compared to the same period in 2006.  Compared to the six months ended June 30, 2006, the net interest margin compressed 9 basis points to 3.90% for the six months ended June 30, 2007.

•	Deposit Growth
Total deposits grew 2.6% or $33.4 million from December 31, 2006, to $1.30 billion at June 30, 2007.  Interest bearing demand and savings account balances grew $26.1 million or 5.8%.

•	Loan Portfolio
The loan portfolio decreased $34.2 million or 2.9% to $1.14 billion at June 30, 2007, from $1.17 billion at December 31, 2006.  The company experienced a decline in mortgage loan balances as customers refinanced variable rate mortgages and loan balances in the indirect lending area continued to shrink as a result of the company’s decision to exit this type of lending effective August 2006.

•	Asset Quality
The provision for loan losses for the six months ended June 30, 2007 was $678 thousand, which was a reduction of $309 thousand or 31.3% when compared to the same period in 2006.  The lower provision expense in 2007 was primarily due to the contracting of the loan portfolio and improved credit quality which impacts the allowance calculations.

Nonperforming assets, which consist of loans past due 90 days and over on which interest is still accruing, nonaccrual loans, and other real estate owned, increased $100 thousand, from $6.1 million at December 31, 2006 to $6.2 million at June 30, 2007. Expressed as a percentage of loans net of unearned income, these balances increased from .52% at December 31, 2006 to .55% at June 30, 2007.  On a linked quarter basis, nonperforming loans fell $1.2 million.  Management has been closely monitoring an $11.5 million relationship.  As of the close of the second quarter, this credit was performing in accordance with its contractual terms and, therefore, was not included in the amount listed as nonperforming at June 30, 2007.  During the third quarter of 2007, this relationship moved to nonaccrual status.  The monthly interest is approximately $79 thousand on the current nonaccrual portion of this relationship.

•	Noninterest Income
Noninterest income for the three months ended June 30, 2007 decreased $479 thousand or 12.1% to $3.5 million, from $4.0 million, for the three months ended June 30, 2006. The decrease in noninterest income was primarily attributable to a decrease in service charges on deposit accounts of $334 thousand related to a change in overdraft fees, coupled with a reduction in loan origination fees of $210 thousand related to personnel changes, and the softening of the real estate housing markets, partially offset by an increase in trust income.

Noninterest income for the six months ended June 30, 2007 decreased $747 thousand or 9.6% to $7.1 million, from $7.8 million for the six months ended June 30, 2006.

•	Noninterest Expense
Noninterest expense increased 2.4% to $10.5 million for the three months ended June 30, 2007, from $10.2 million for the three months ended June 30, 2006, primarily due to increases in personnel and occupancy expense. The increase in personnel expense was attributable in part to the strategic addition of commercial and private banking officers in new markets as well as the creation of lending support functions.

Noninterest expense for the six months ended June 30, 2007 increased $751 thousand or 3.8% to $20.8 million, from $20.0 million for the six months ended June 30, 2006.

Heath remarked, “Though challenged like all banks by the inverted yield curve that persisted through the first half of the year and a slower economy impacted by the housing slump, the company is making progress toward its strategic objectives.  Management has been pursuing a number of options to expand our presence in existing and new markets.  We relocated a retail office in the first quarter of 2007, and we targeted three additional sites, in order to enhance our retail delivery and customer convenience.  Several other initiatives include expanded online capabilities, a focus on commercial deposit relationships, remote deposit capture, and a continued emphasis on diversifying our loan mix.”

Heath continued, “In addition, the recently announced merger-of-equals transaction with Virginia Financial Group, Inc. (NASDAQ: VFGI) will strategically position the new entity as the largest independent bank holding company headquartered in Virginia.  We are excited about this partnership and the new opportunities for growth.”

In its meeting on Thursday, July 26, 2007, FNB’s Board of Directors approved the payment on August 24, 2007 of a quarterly cash dividend in the amount of $0.21 per share to shareholders of record on August 13, 2007. The payment represents an annual yield to shareholders of approximately 2.6% based on the stock’s recent trading price.

FNB Corporation is one of the largest publicly held commercial bank holding companies based in Virginia, with over $1.5 billion in assets. Through the activities of its affiliate, First National Bank, FNB Corporation operates 27 full-service branches and 2 loan production offices. Services are also provided around the clock through over 50 automated teller machines, telephone banking, and on-line banking at www.fnbonline.com.

For more information contact:

William P. Heath, Jr.	William B. Littreal
President/CEO	Executive Vice President/CFO
(540) 382-6041	(540) 381-6758

1Non-GAAP Financial Measures

This press release, including the attached selected unaudited financial tables that are a part of this release, contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). These "non-GAAP" financial measures are "cash basis operating earnings" (cash basis earnings per share), "return on average tangible assets," and "return on average tangible shareholders’ equity." FNB Corporation's management uses these non-GAAP measures in its analysis of FNB Corporation’s performance. We believe these measures are important when measuring the company's performance exclusive of the effects of goodwill and other intangibles recorded in previous acquisitions, and these measures are used by many investors as part of their analysis of FNB Corporation.

Cash basis operating earnings is defined as net income plus amortization expense (net of tax) applicable to intangible assets. Cash basis earnings per basic and diluted share is defined as cash basis operating earnings divided by weighted average basic and diluted common shares outstanding for the period. FNB Corporation’s management includes cash basis operating earnings measures to compare the company's earnings exclusive of non-cash amortization expense and because it is a measure used by many investors as part of their analysis of FNB Corporation’s performance.

Return on average tangible assets is defined as earnings for the period (annualized for the quarterly period) divided by average assets reduced by average goodwill and other intangible assets. Return on average tangible shareholders’ equity is defined as earnings for the period (annualized for the quarterly period) divided by average shareholders’ equity reduced by average goodwill and other intangible assets.

These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Refer to the "Alternative Performance Measures" in the attached unaudited financial tables for a more detailed analysis of these non-GAAP performance measures and the most directly comparable GAAP measures.

Pending Merger of Equals with Virginia Financial Group, Inc.

On July 26, 2007, FNB Corporation and Virginia Financial Group, Inc. (“VFG”) announced they had entered an Agreement and Plan of Reorganization (the “Merger Agreement”) pursuant to which the two companies will combine in a merger of equals transaction, creating the largest independent bank holding company headquartered in Virginia.

The Merger is subject to approval by both companies’ shareholders, the satisfaction of customary closing conditions, and regulatory review and approvals.  The companies expect the Merger to be completed during the fourth quarter of 2007.

In connection with the proposed merger, VFG plans to file with the SEC a registration statement on Form S-4 to register the shares of VFG common stock to be issued to the shareholders of FNB in the transaction.  The registration statement will include a joint proxy statement/prospectus, which will be mailed to the shareholders of VFG and FNB seeking their approval of the merger.  In addition, each of VFG and FNB may file other relevant documents concerning the proposed merger with the SEC.

INVESTORS AND SECURITY HOLDERS OF FNB AND VFG ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VFG, FNB, AND THE PROPOSED TRANSACTION.  Investors and security holders may obtain free copies of these documents (when available) through the website maintained by the SEC at http://www.sec.gov.  Free copies of the joint proxy statement/prospectus (when available) also may be obtained by directing a request by telephone or mail to Virginia Financial Group, Inc., 1807 Seminole Trail, Suite 104, Charlottesville, Virginia 22901, Attention: Investor Relations (telephone: (434) 964-2217) or FNB Corporation, 105 Arbor Drive, P.O. Box 600, Christiansburg, Virginia 24068, Attention: Investor Relations (telephone: (540) 382-6042) or by accessing VFG’s website at http://www.vfgi.net under “SEC Filings and Other Documents” or FNB’s website at http://www.fnbonline.com under “Investor Relations/SEC Filings.”  The information on VFG’s and FNB’s websites is not, and shall not be deemed to be, a part of this release or incorporated into other filings either company makes with the SEC.

VFG and FNB and their respective directors, executive officers, and members of management may be deemed to be participants in the solicitation of proxies from the shareholders of VFG and/or FNB in connection with the merger. Information about the directors and executive officers of VFG is set forth in the proxy statement for VFG’s 2007 annual meeting of shareholders filed with the SEC on March 28, 2007. Information about the directors and executive officers of FNB is set forth in the proxy statement for FNB’s 2007 annual meeting of shareholders filed with the SEC on March 30, 2007. Additional information regarding these participants in the proxy solicitation and their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements

This news release contains forward-looking statements. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to certain factors that may cause FNB Corporation’s results to vary from those expected. Forward-looking statements may include, but are not limited to, discussions concerning the following:

•	Projections of revenues, expenses, income, income per share, net interest margins, asset growth, loan production, asset quality, deposit growth, and other performance measures
•	Ability to successfully complete merger transactions and the impact of any such transaction
•	Expansion of operations, including branch openings, entrance into new markets, development of products and services, and execution of strategic initiatives
•	Discussions on the outlook of the economy, competition, regulation, taxation, FNB Corporation strategies, subsidiaries, investment risk and policies

Actual results or performance could differ from those implied or contemplated by forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties, including, among others: the businesses of VFG and/or FNB Corporation may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; revenues following the merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the merger; the ability to obtain required regulatory and shareholder approvals, and the ability to complete the merger on the expected timeframe may be more difficult, time-consuming or costly than expected; general business, economic, and market conditions; fiscal and monetary policies; war and terrorism; natural disasters; changes in interest rates, deposit flows, loan demand, and real estate values; a deterioration in credit quality and/or a reduced demand for credit; competition with other providers of financial products and services; the issuance or redemption of additional FNB Corporation equity or debt; volatility in the market price of FNB Corporation’s common stock; changes in accounting principles, policies, or guidelines; changes in laws or regulation; reliance on other companies for products and services; operational or systems risks; other economic, competitive, servicing capacity, governmental, regulatory, and technological factors affecting FNB Corporation’s operations, pricing, products, and delivery of services; and other risk factors detailed from time to time in filings made by FNB Corporation with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof.  FNB Corporation does not undertake, and specifically disclaims any obligation, to publicly update or revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, whether as the result of new information, future events or otherwise.

FNB CORPORATION AND SUBSIDIARIES
(in thousands, except percent and per share data)

	2007	2006	Change	% Change
Quarter Ended June 30
Net income	$4,486	$4,374	112	2.6
Net interest income	13,725	13,492	233	1.7
Net interest income (FTE)(1)	13,790	13,549	241	1.8
Noninterest income	3,486	3,965	(479)	(12.1)
Noninterest expense	10,467	10,219	248	2.4
Provision for loan losses	-	623	(623)	(100.0)

Per Share Data
EPS basic	$0.61	$0.60	0.01	1.7
EPS fully diluted	0.60	0.59	0.01	1.7
Dividends declared	0.21	0.20	0.01	5.0
Book value	24.03	22.51	1.52	6.8
Weighted average shares outstanding basic	7,363	7,331	32	0.4
Weighted average shares outstanding fully diluted	7,438	7,409	29	0.4
Shares outstanding quarter end (net of unearned)	7,366	7,339	27	0.4

Financial Ratios
Return on average assets	1.16%	1.16%
Return on average shareholders’ equity	10.11	10.65
Net interest margin (1)	3.88	3.95
Equity to assets	11.40	10.82
Allowance for loan losses to loans, net of unearned income	1.22	1.23

Selected Balances at June 30
Total assets	$1,553,111	$1,527,249	25,862	1.7
Loans, net of unearned income	1,135,867	1,171,660	(35,793)	(3.1)
Allowance for loan losses	13,886	14,421	(535)	(3.7)
Securities	211,411	196,286	15,125	7.7
Deposits	1,296,379	1,278,636	17,743	1.4
Other interest-bearing funds	70,583	76,076	(5,493)	(7.2)
Shareholders’ equity	177,043	165,220	11,823	7.2

Six Months Ended June 30
Net income	$8,513	$9,048	(535)	(5.9)
EPS basic	1.16	1.24	(0.08)	(6.5)
EPS fully diluted	1.14	1.22	(0.08)	(6.6)
Dividends declared	0.42	0.40	0.02	5.0
Weighted average shares outstanding basic	7,357	7,326	31	0.4
Weighted average shares outstanding fully diluted	7,442	7,403	39	0.5
Return on average assets	1.12%	1.22%	(0.10)	NM
Return on average shareholders’ equity	9.73	11.11	(1.38)	NM
Net interest margin (1)	3.90	3.97	(0.07)	NM

Asset Quality		% of Loans		% of Loans
	2007	& ORE	2006	& ORE
Nonperforming Assets
Nonaccrual loans	$5,045	0.44	$5,469	0.47
Other real estate	840	0.07	609	0.05
Loans past due 90 days or more	329	0.03	604	0.05
Total nonperforming assets	$6,214	0.54	$6,682	0.57

Net charge off ratio	0.12%		0.17%

FNB CORPORATION AND SUBSIDIARIES
(in thousands, except percent and per share data)

	2007	2006	Change	% Change
Alternative Performance Measures for Quarter Ended June 30 (2)
Net income	$4,486	$4,374	112	2.6
Plus amortization of core deposit intangibles	146	172	(26)	(15.1)
Equals cash basis operating earnings (2)	4,632	4,546	86	1.9
QTD average assets	1,547,390	1,500,733	46,657	3.1
Less QTD intangible assets	47,140	48,144	(1,004)	(2.1)
Equals QTD average tangible assets (2)	1,500,250	1,452,589	47,661	3.3
QTD average equity	177,952	164,300	13,652	8.3
Less intangible assets equals QTD average tangible equity (2)	130,812	116,156	14,656	12.6
Cash basis EPS basic (2)	0.63	0.62	0.01	1.6
Cash basis EPS fully diluted (2)	0.62	0.61	0.01	1.6
Return on average tangible assets (2)	1.24%	1.25%	(0.01)	(0.8)
Return on average tangible equity (2)	14.20	15.65	(1.45)	(9.3)

Alternative Performance Measures for Six Months Ended June 30 (2)
Net income	$8,513	$9,048	(535)	(5.9)
Plus amortization of core deposit intangibles	293	345	(52)	(15.1)
Equals cash basis operating earnings (2)	8,806	9,393	(587)	(6.2)
YTD average assets	1,529,032	1,487,746	41,286	2.8
Less YTD intangible assets	47,253	48,276	(1,023)	(2.1)
Equals YTD average tangible assets (2)	1,481,779	1,439,470	42,309	2.9
YTD average equity	176,505	162,831	13,674	8.4
Less intangible assets equals YTD average tangible equity (2)	129,252	114,555	14,697	12.8
Cash basis EPS basic (2)	1.20	1.28	(0.08)	(6.3)
Cash basis EPS fully diluted (2)	1.18	1.27	(0.09)	(7.1)
Return on average tangible assets (2)	2.41%	1.31%	1.10	84.0
Return on average tangible equity (2)	13.74	16.40	(2.66)	(16.2)

(1)	Fully taxable equivalent
NM –     Not meaningful

(2)
As a supplement to Generally Accepted Accounting Principles (“GAAP”), management also reviews operating performance based on its “cash basis earnings” to fully analyze its core businesses.  Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital.  Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management’s opinion, cash basis earnings are useful to investors because they allow investors to see clearly the combined economic results of FNB Corporation without material non-recurring items and non-operating adjustments stemming from the consolidation of our organization.  These non-GAAP disclosures should not, however, be viewed as a substitute for GAAP measures, nor should they be viewed in direct comparison with non-GAAP measures of other companies.